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                                                                  Exhibit 99.1


UPC COMPLETES EUROPE'S LARGEST HIGH YIELD BOND OFFERING

AMSTERDAM, NETHERLANDS, JULY 29/PRNEWSWIRE/: United Pan-Europe Communications has today announced that it has priced its $1.5 billion bond offering. The offering consists of three tranches: $800 million of ten year Senior Notes due 2009 with a 10 7/8% coupon; 300 million Euros of ten year Senior Notes due 2009 with a coupon of 10 7/8%; and $735 million aggregate principal amount of ten year 12 1/2% Senior Discount Notes due 2009. The Senior Discount Notes were sold at 54.521% of the face amount yielding cross proceeds of $400 million and will accrue but not pay interest until 2004. Total gross proceeds from the sale of the Senior Notes and Senior Discount Notes will be approximately $1.5 billion.

Upon closing of the transaction, the $800 million of Senior Notes will be swapped into Euros to minimize UPC's currency and interest rate exposure. The swap will yield an average interest rate on the swap portion of 7.8% and a weighted average interest rate on the total $1.5 billion offering of 9.7%.

UPC intends to use the proceeds of the offering to partially finance recently announced acquisitions.

Mark Schreider, Chairman and CEO of UPC, commenting on the bond offering said today: "We are delighted to complete what is Europe's largest ever high yield offering, particularly given the recent bond market turbulence. This financing provides UPC with the capital necessary to continue our expansion throughout Europe and our aggressive roll out of digital video, voice and high speed data services."

The debt securities to be offered have not been, and will not be, registered under the US Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be listed on the Luxembourg Stock Exchange and will trade on the PORTAL market of the NASD. The offering is expected to close on July 30, 1999.

Headquartered in Amsterdam, UPC is the most innovative broadband communications company in Europe and owns and operates one of the largest pan-European groups of broadband communication networks. UPC provides cable television, telephony, high-speed Internet access and programming services in twelve countries across Europe and in Israel. As of June 30th, 1999, subject to closure of recently announced acquisitions, UPC's systems passed approximately 8.8 million homes with more than 5.5 million basic cable subscribers. In addition, UPC systems had 139,600 telephone access lines as well as 52,700 broadband Internet access subscribers. UPC completed an IPO in February 1999 and its shares are traded on the Amsterdam Stock Exchange ("UPC") and Nasdaq ("UPCOY").

UPC is a consolidated subsidiary of Denver based UnitedGlobalCom Inc.


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("United"), (Nasdaq "UCOMA"). Microsoft has an interest of approximately 7.8%
in UPC.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Pan Europe Communications NV's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.